Exhibit 10.30.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 6 day of January 2013 (the "Effective Date"), by and between Ormat Systems Ltd., an Israeli limited liability company with offices at Shydlowski Road Yavne, Israel (the "Company"), and Doron Blachar, ID Number 22932990, residing at 48 Menachem Begin street, Kiryat Ono, Israel (the "Employee").

WHEREAS:      the Company desires to employ the Employee as CFO as described in section 1.1 below and the Employee desires to serve as CFO as described in section 1.1 below in the Company and to engage in such employment, on the terms and conditions hereinafter set forth; and

WHEREAS:     the Employee has declared that he has all of the necessary qualifications, knowledge and experience to successfully perform his duties as described hereunder;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.   Employment

1.1.

The Employee’s employment shall commence on April 2, 2013, (the “Commencement Date”). The Employee shall be employed full time in the position of CFO of Ormat Industries Ltd, an Israeli corporation traded on the Tel Aviv Stock Exchange and CFO of Ormat Technologies Inc. a U.S. corporation traded in the New York Stock Exchange (the "Position"). The Employee undertakes to perform such duties and responsibilities as may be assigned to him by the Company from time to time or as customarily performed in this position. The Employee shall be reporting to the CEO of the company.

1.2.	The Employee agrees to devote such time to the business and affairs of the Company, as required to discharge the responsibilities assigned to the Employee in a loyal and dedicated manner.

1.3.

The Employee undertakes to devote full time, attention, skill, and effort to the performance of his duties in the Company and undertakes not to engage as an employee, in any business, commercial or professional activities, during his employment, including after work hours, on weekends, or during vacation time, without the prior written consent of the Company. For the avoidance of any doubt, nothing contained herein shall derogate from the Employee’s undertakings as specified in Appendix B attached hereto.

2.	Special Agreement

It is agreed between the parties that this Agreement is a personal agreement, and that the position the Employee is to hold within the Company is a management position which requires a special measure of personal trust, as such terms are defined in the Working Hours and Rest Law 5711 - 1951, as amended. Thus, the Employee may be required, from time to time and according to the work load demanded of him, to work beyond the regular working hours and the Employee shall not be entitled to any further compensation other than as specified in this Agreement and the Appendixes hereto.

3.	Representations and Undertakings

The Employee represents and undertakes all of the following:

3.1.	There are no other undertakings or agreements preventing him from committing himself in accordance with this agreement and performing his obligations hereunder.

3.2.

He is not currently, nor will he by entering into this Agreement be deemed to be, violating any rights of his former employer; and he is not currently, nor will he by entering into this Agreement be deemed to be, in breach of any of his obligations towards his former employer.

3.3.

He shall inform the Company, immediately upon becoming aware, of every matter in which he or his Immediate Family has a personal interest and which might give rise to a conflict of interest with his duties under the terms of his employment. Immediate Family shall include the spouse, children and any other relative living with the Employee in the same household

3.4.

In carrying out his duties under this agreement, the Employee shall not make any representations or give any guarantees on behalf of the Company, except as required as part of the Employees regular duties and responsibilities.

3.5.	He shall not receive any payment and/or benefit from any third party, directly or indirectly in connection with his employment.

3.6.

He undertakes to use the Company’s Equipment (as defined below) and facilities principally for the purpose of his employment. The Employee acknowledges and agrees that the Company is entitled to conduct inspections within the Company’s offices and on the Company’s computers, due to a relevant business need of the Company, including inspections of personal and non-personal electronic mail transmissions if done via company's email exchange server, company's internet usage and inspections of their content, all in accordance with the Company's policy regarding use of computer systems, internet browsing and company email. For the avoidance of any doubt, it is hereby clarified that all examination’s finding shall be the Company’s sole property.

3.7.

Subject to Section 10.6, in any event of the termination of this Agreement, the Employee shall cooperate with the Company and use his best efforts to assist with the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities.

4.	Compensation

In consideration for the performance of his duties, the Employee shall be entitled to the compensation set forth in Appendix A attached hereto.

5.	Non Disclosure, Competitive Activity and Ownership of Inventions

Simultaneously with the signing of this Agreement, the Employee shall sign the Non-Disclosure, Unfair Competition and Ownership of Inventions undertaking in favor of the Company and any subsidiary and parent company of the Company, attached hereto as Appendix B.

6.	Term and Termination

6.1 The Company and the Employee shall be entitled to terminate this Agreement by giving the other party hereto 120 days prior written notice of such termination (the "Notice Period").

The Company may require the Employee not to attend work and/or not to undertake all or any of his duties hereunder during any period of notice (whether given by the Employee or the Company), provided always that the Company shall continue to pay his Base Salary, as defined in Appendix A, and all benefits detailed in Appendix A (the "Benefits"). For the avoidance of doubt, there is no obligation on the Company to provide the Employee with any work during any period of notice. For the avoidance of doubt, employer-employee relations shall continue in full force and affect until the end of the Notice Period.

6.2 The Employee shall have no right for a lien on any of the Company’s assets, equipment or any other material including information or Confidential Information as defined in Appendix B attached to this Agreement (hereinafter the “Company’s Equipment”) in its possession. The Employee shall return to the Company all of the Company’s Equipment in its possession no later than the day of termination of employee-employer relationship except that the computer will be returned the Company’s demand.

6.3 Regardless of the above, the Company may terminate the Employee’s employment at any time immediately and without prior notice for Cause. Should the termination of employment be for Cause, the Company will be entitled to withhold from the Employee any payments (including without limitation severance pay) to the extent permitted by law.

For the purposes of this Agreement, “Cause” shall mean the termination of the Employee's employment by the Company for any of the reasons mentioned in sections 16-17 to the Severance Pay Law, 5723-1963 including, but not limited to, the following reasons: (a) conviction of any felony involving moral turpitude or affecting the Company; (b conviction for the embezzlement of funds of the Company; ( and (c) any breach of the Employee's fiduciary duties to the Company.

7.	Prevention of Sexual Harassment

7.1.

The Employee acknowledges that the Company is committed to the restrictions as mentioned in the Prevention of Sexual Harassment Law, 5758-1998, (the "Protection of Sexual Harassment Law") and that sexual harassment is a severe disciplinary offence.

8.	Notice

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth above or last given by each party to the other, except that notice of change of address shall be effective only upon receipt.

9.	Termination in case of change in control

In case of a change in control, as such terms is defined under the Israeli securities law, the options granted to Employee upon the beginning of his employment with the Company will be immediately accelerated.

10.	Indemnification

To the extent allowed by law and subject to the necessary approvals, the Company will provide the customary indemnification agreement to the employee.

11.	Miscellaneous.

11.1.	This Agreement constitutes also a notice regarding terms of employment according to Notice to Employee (Terms of Employment) Law, 2002-5762.

11.2.

This Agreement and all Appendixes attached hereto constitute the entire agreement between the parties hereto and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof. Any amendment to this Agreement must be agreed to in writing by both parties.

11.3.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

11.4.	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

11.5.

Any delay or waiver of the Company to enforce its rights in case of violation by the Employee of his obligations under this agreement will not prevent the Company from enforcing its right or requiring the Employee to perform his obligation.

11.6.

Employee undertakes to be available to the Company after the term of his employment, for the purpose of providing information related to his employment period, or to his activities during such period, including, if requested by the Company, appearance before any court or another authority. The Company will cover all reasonable costs incurred by Employee in connection with fulfillment of his obligation under this clause.

11.7.	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of the Effective Date.

/s/ Yehudit Bronicki	/s/ Doron Blachar
Ormat Systems Ltd. By: Y. Bronicki Title: CEO	Doron Blachar (the employee)

APPENDIX A

COMPENSATION

1.	Salary

1.1.	The Employee shall be entitled to a salary of NIS 105,000 (gross) per month (the "Base Salary").

1.2.	The Base Salary shall be payable monthly on the 9th day of each month.

1.3.

The Base Salary shall be updated in accordance with the changes in the cost of living index as follows: Base index is the index known on the month the employment has started. Adjustments will be done monthly. If there is a reduction in the index, the salary will not be reduced, but no increases will be granted until the index reaches the level prior to the reduction.

2.	Fringe Benefits

The Employee shall be entitled to the following benefits, in addition to the Base Salary:

2.1.	Sick Leave

The Employee shall be entitled to sick leave pursuant to the Sick Pay up to 90 days per year.

2.2.	Vacation

The Employee shall be entitled to 24 working days' vacation in each calendar year. The Employee shall be entitled to accumulate the unused balance of his vacation days up to a maximum of 50 days annually (the “Maximum”(. The Employee shall be entitled to redeem the unused vacation days up to the Maximum upon termination of employment.

2.3.	Recuperation Payments

The Employee shall be entitled to receive recuperation payments (“d’may havra’ah”) of 10 days per year after completion of his first year of employment.

3.	Stock Options

3.1.

Employee will be granted upon the beginning of his employment 120,000 stock options under the Company’s Stock Option Plan 2012 at a price of the shares in the market on the closing of the trading on that day. The options will be available for exercise in the following manner:

●	25%, 1 year after the beginning of his employment

●	25%, 2 years after the beginning of his employment

●	25%, 3 years after the beginning of this employment

●	25%, 4 years after the beginning of this employment

4.	Bonus

It is the intention of the Company to grant Employee an annual bonus, per the discretion of the CEO and the approval of the Board of Directors of the Company. The details of this grant will be determined based on criteria to be established by the Company with the participation of the Employee from time to time. For the avoidance of any doubt it is hereby clarified that the Bonus shall not constitute a part of the Salary for any purpose whatsoever, including for the purpose of the calculation of the Employee’s severance pay, to the extent such payment is applicable.

Upon termination of employment, for any reason, Employee shall be entitled to receive any unpaid Annual Bonus in respect of any completed fiscal year that has ended on or prior to the date of termination, such amount to be paid at the same time it would otherwise be paid to the Employee had no such termination occurred, but in no event later than one day prior to the date that is 2½ months following of the last day of the fiscal year in which such termination of the Employee employment occurred;

In addition, subject to achievement of the applicable performance conditions for the fiscal year in which the Employee's termination occurs by the Company and by the Employee, Employee shall be entitled to receive payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the early termination date and early release from his duties, such amount to be paid at the same time it would otherwise be paid to the Employee had no termination occurred, but in no event later than one day prior to the date that is 2½ months following of the last day of the fiscal year in which such termination of the Employee's employment occurred;

5.	Company Car

5.1 The Employee shall be entitled to receive a leased Santa Fe or a similar car from the Company (the “Car”). The Company shall bear all expenses related to the Car as detailed in Appendix D. The Employee shall bear payments of all tax obligation related to the Car. In avoidance of doubt, the Company's payment of all fuel expenses relating to the Car shall be in lieu of traveling expenses as required by applicable law. The current procedure related to the leased Car is described in Appendix D, attached hereto. The annual travel allocation shall be 40,000 kilometer.

5.2 The Employee shall not have any lien right in the Car or in any document or property relating thereto.

6.	Cell Phone and Internet connection

6.1 During the Employee's employment with the Company, the Employee shall be entitled to a cellular phone, all expenses related to use and maintenance of the phone shall be paid by the Company; provided however, that any personal usage of the cellular phone by the Employee shall be done reasonably and in accordance with the Company's policy. Alternative, the Employee shall be entitled to receive in lieu of the Company cellular phone as mentioned above, full reimbursement of expenses incurred by him with respect to usage of his private cellular phone in accordance with the Company’s policy. At the end of the Employee’s employment with the Company, the Employee shall return the cellular phone to the Company (together with any other equipment provided to the Employee). The Employee shall bear all tax obligations related to the cellular phone and the Company shall be entitled to deduct such costs and expenses from the Base Salary..

6.2 The Company will pay for installation of an internet line in Employee’s home, and pay the monthly cost of such line.

7. Insurance Policy

7.1	To the request of the Employee the Company shall insure the Employee under a “Manager’s Insurance Plan’ (the “Managers Insurance”), according to the following amounts:

7.1.1

(i) the Company shall pay an amount equal to 5% of the Employee’s Base Salary towards the Managers Insurance for the Employee’s benefit and shall deduct 5% from the Employee’s Base Salary and pay such amount towards the Managers Insurance for the Employee’s benefit (ii) the Company shall pay an amount equal to 8 1/3% of the Employee’s Base Salary towards a fund for severance compensation; and (iii) the Company shall pay an amount equal to the lower between 2.5% of the Base Salary; and the amount which will provide the Employee with a disability allowance equal to seventy five percent (75%) of the Employee’s Base Salary towards disability insurance.

7.1.2

Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the above mentioned Manager’s Insurance Policy, except in the event: (i) that employee withdraws such sums from the Manager’s Insurance Policy, other than in the event of death, disability or retirement at the age of 60 or more; and/or (ii) of the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Pay Law, 1963.

7.1.3

Company and Employee, respectively, declare and covenant that as evidenced by their respective signatures, they hereby undertake to be bound by the general settlement authorized as of 9.6.98 pertaining to Company’s payment to the benefit of pension funds and insurance funds, in place of severance payment in pursuance of Section 14 of the Severance Pay Law, 1963, attached hereto as Appendix C.

7.1.4

To the extent Employee elects to contribute partially or in full to a pension fund or a similar fund, in stead of the Managers’ Insurance program, the Company’s contribution and the Employee’s deduction will be in accordance with the rules of such fund.

7.1.5	Employee will be entitled to receive all sums available in the Managers’ Insurance policy or the pension fund, in case of termination of this agreement for any reason other than termination for Cause.

8	Further Education Fund Contributions (Keren Hishtalmut)

8.1

The Company shall pay a sum equal to 7.5% of the Employee’s Base Salary and shall deduct 2.5% from the Employee’s Base Salary to be paid on behalf of the Employee toward a further education fund as recognized by the Israeli income tax authorities (the “Fund”).

8.2	The Company shall pay the Fund the abovementioned sums up to the maximum salary amount exempt from income tax , recognized by the Israeli Income Tax Authority from time to time.

8.3	The Fund (with regard to amounts contributed by the Company) shall be transferred to the Employee, subject to any applicable law, upon the termination of the Employee’s employment.

9	Taxes.

Unless otherwise specifically stated herein, the Company shall withhold or charge the Employee with all taxes and other compulsory payments as required under law in respect of, or resulting from, the compensation paid to or received by him and in respect of all the benefits that the Employee is or may be entitled to.

10	Reimbursement of expenses

10.1	Reimbursement of business expenses will be done in accordance with Company procedures.

10.2	The Company will cover an annual checkup at a medical center (Seker Refui), (but not any additional tests or treatment).

/s/ Y. Bronicki	/s/ Doron Blachar
Ormat Systems Ltd. By: Y. Bronicki Title: CEO	Doron Blachar (the employee)

APPENDIX B

THIS UNDERTAKING (“Undertaking”) is entered into as of the 6 day of January, 2013, by and between Ormat Systems Ltd. an Israeli limited liability company with offices at 1 Shydlowski Road, Yavne, Israel (the "Company"), and Doron Blachar, ID Number 22932990, residing at 48 Menachem Begin Street, Kiryat Ono, Israel (the "Employee").

WHEREAS     the Employee wishes to be employed by the Company, and;

WHEREAS     the Company wishes to employ the Employee, subject to his executing this Undertaking in the Company’s favor.

NOW, THEREFORE,     the Employee undertakes and warrants towards the Company as follows:

1.	Confidential Information

1.1.

The Employee acknowledges that he will have access to confidential and proprietary information, including information concerning activities of the Company and any of its parent and affiliated companies, and that he will have access to technology regarding the product research and development, patents, copyrights, customers (including customer lists), marketing plans, strategies, forecasts, trade secrets, test results, formulae, processes, data, know-how, improvements, inventions, techniques and products (actual or planned) of the Company and any of its parent, subsidiary and affiliated companies. Such information in any form or media, whether documentary, written, oral or computer generated, shall be deemed to be and referred to herein as “Proprietary Information”.

1.2.

During the term of his employment or at any time after termination thereof for any reason, the Employee shall not disclose to any person or entity without the prior consent of the Company any Proprietary Information, whether oral or in writing or in any other form, obtained by the Employee while in the employ of the Company (including, but not limited to, the processes and technologies utilized and to be utilized in the Company’s business, the methods and results of the Company’s research, technical or financial information, employment terms and conditions of the Employee and other Company employees or any other information or data relating to the business of the Company or any information with respect to any of the Company’s customers).

1.3.

Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company irrespective of form, but excluding information that has become a part of the public domain not as a result of a breach of this Undertaking by the Employee.

1.4.

The Employee agrees that all memoranda, books, notes, records (contained on any media whatsoever), charts, formulae, specifications, lists and other documents made, compiled, received, held or used by the Employee while in the employ of the Company, concerning any phase of the Company’s business or its trade secrets (the “Materials”), shall be the Company’s sole property and all originals or copies thereof shall be delivered by the Employee to the Company upon termination of the Employee’s employment or at any earlier or other time at the request of the Company, without the Employee retaining any copies thereof.

2.	Unfair Competition and Solicitation

2.1.

The Employee acknowledges that the provisions of this Undertaking are reasonable and necessary to legitimately protect the Company’s Proprietary Information, its property (including intellectual property) and its goodwill (the “Company’s IP”). The Employee further acknowledges that he has carefully reviewed the provisions of this Undertaking, he fully understands the consequences thereof and he has assessed the respective advantages and disadvantages to him of entering into this Undertaking.

2.2.	In light of the above provisions, the Employee undertakes:

2.2.1.

That during the term of his employment in the Company, (including his Notice Period) and for a period of twelve (12) months thereafter, he shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s IP.

2.2.2.

That during the term of his employment in the Company and for twelve (12) months thereafter, not to induce any employee of the Company or of any of its, parent subsidiary or affiliated companies to terminate such employee’s employment therewith.

2.2.3.

That during the term of his employment in the Company and for twelve (12) months thereafter, not, directly or indirectly, to solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person's engagement with the Company.

3.	Ownership of Inventions

3.1.

The Employee will notify, disclose and deliver to the Company, or any persons designated by it, all information, improvements, inventions, formulae, processes, techniques, know-how and data, invented in his capacity as an employee of the Company, and other inventions relating to the Company's Field of Business (as defined below) whether or not patentable, made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others, during the Employee’s employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, formulae, processes, techniques, know-how, and data are hereinafter referred to as the: “Inventions” or “Invention”) immediately upon discovery, receipt or invention as applicable. In the event that the Employee, for any reason, refrains from delivering the Invention upon grant of notice regarding the Invention, as described above, the Employee shall notify the Employer of the Invention and specify in such notice the date in which the Invention shall be delivered to the Company and the reason for delay in such delivery. The Invention shall be delivered as soon as possible thereinafter.

For the purposes of this Agreement, the term "Company's Field of Business" shall be the field of development, manufacturing, construction, ownership and operation of renewable energy power generation projects. The Employee shall not disclose to any person or entity without the prior consent of the Company any Proprietary Information, whether oral or in writing or in any other form, obtained by the Employee while in the employ of the Company.

In addition the Employee will notify and disclose to the Company, or any persons designated by it, any and all Inventions made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others, during the Employee’s employment with the Company (including after hours, on weekends or during vacation time) immediately upon discovery, receipt or invention as applicable. In the event that the Employee, for any reason, refrains from delivering the Invention upon grant of notice regarding the Invention, as described above, the Employee shall notify the Employer of the Invention and specify in such notice the date in which the Invention shall be delivered to the Company and the reason for delay in such delivery. The Invention shall be delivered as soon as possible thereinafter.

3.2.

Notwithstanding the aforesaid, the Inventions shall not include information which (A) is in the public domain, or has become publicly known and made generally available through no wrongful act of the Employee, or (B) reflects general skills and experience gained during the Employee’s employment by the Company, or (C) reflects information and data generally known within the industries or trades in the Company’s Field of Business.

3.3.

If any provision in this Undertaking is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, such provision shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable; failing which, that provision shall be severed and the remainder of this Undertaking will continue in full force and effect.

3.4.

For the removal of doubt, it is hereby clarified that the provisions contained in section will apply also to any "Service Inventions" relating to the Company's Field of Business as defined in the Israeli Patent Law. 1967 (the "Patent Law"). However, in no event will such Service Inventions become the property of the Employee and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise. It is hereby clarified, that the Base Salary constitutes full and sole consideration for any and all Inventions or Service Inventions and that the Employee shall not be entitled to royalties or any other payment with regard to any Inventions or Service Inventions, including any commercialization of such Inventions or Service Inventions.

3.5.

Delivery of the notice and the Invention shall be in writing, supplemented with a detailed description of the Invention and the relevant documentation. The Employee agrees that all the Inventions relating to the Company's Field of Business shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents and other rights in connection with such Inventions. The Employee hereby assigns to the Company any rights the Employee may have or acquire in such Inventions. In order to avoid any doubt, it is hereby clarified that a lack of response from the Company with respect to the notice of the Invention or of its delivery, shall not be considered a waiver of ownership of the Invention, and in any event the Invention shall remain the sole property of the Company.

3.6.

The Employee further agrees as to all such Inventions to assist the Company, or any persons designated by it, in every proper way to obtain and from time to time enforce such inventions in any way including by way of patents over such Inventions in any and all countries, and to that effect the Employee will execute all documents for use in applying for and obtaining patents over and enforcing such Inventions, as the Company may desire, together with any assignments of such Inventions to the Company or persons or entities designated by it.

4.	General.

4.1.

The Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of his employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof. If any provision of this Undertaking (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any particular provision contained in this undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.2.

The provisions of this Undertaking shall continue and remain in full force and effect following the termination of the employment relationship between the Company and the Employee for whatever reason. This Undertaking shall not serve in any manner as to derogate from any of the Employee’s obligations and liabilities under any applicable law.